NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF PENNSYLVANIA

CUSIP NO. 05461P 105

NUMBER

SHARES

AXIOM MANAGEMENT INC.

AUTHORIZED COMMON STOCK: 100,000,000 SHARES
PAR VALUE: $.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

—Shares of **AXIOM MANAGEMENT INC.** Common Stock—

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

AXIOM MANAGEMENT INC.
CORPORATE
Seal
PENNSYLVANIA

SECRETARY

PRESIDENT

Countersigned:
Standard Registrar & Transfer Company, Inc.
12528 South 1840 East
Draper, Utah 84020

By ______________________
Authorized Signature